Exhibit 99.1

WYNDHAM WORLDWIDE NAMES INDUSTRY VETERAN MICHAEL BROWN TO LEAD VACATION OWNERSHIP BUSINESS

With 25 years’ experience leading hospitality and vacation ownership sales organizations, Brown appointed president and CEO of world’s largest vacation ownership business

Parsippany, NJ — Wyndham Worldwide (NYSE: WYN) has announced the appointment of Michael D. Brown as president and chief executive officer of Wyndham Vacation Ownership effective immediately. Most recently serving as Chief Operating Officer of Hilton Grand Vacations (NYSE: HGV), Brown brings more than 25 years of experience leading a diverse range of asset management and vacation ownership sales functions.

Brown will report to Wyndham Worldwide Chairman and Chief Executive Officer Stephen P. Holmes, who has been serving as interim leader of the business since the start of the year. Orlando-based Wyndham Vacation Ownership is the world leader in timeshare development, sales, and management with 219 resorts and over 887,000 owners globally.

Prior to serving as HGV’s chief operating officer, Brown led its domestic sales organization, which nearly doubled its sales revenue under his leadership. Brown joined HGV in 2008 after serving in a series of sales, development, operations, and finance leadership roles across the U.S., Europe and the Caribbean for more than 16 years at Marriott International and Marriott Vacation Club International.

“Mike brings a combination of strategic vision, people-centric focus, and industry savvy that is ideal to successfully lead this powerhouse organization,” said Holmes. “A well-known and highly regarded industry leader, Mike values the long term relationship we have with our owners, knows how to leverage a hotel-based loyalty program, and understands how to best support the vibrant and successful sales and service culture at Wyndham.”

Loyalty Program as a Strategic Priority

Vacation ownership at Wyndham includes membership in the industry’s top-rated loyalty program — Wyndham Rewards — which allows owners to earn points that can be redeemed for everything from stays across the Wyndham portfolio to club maintenance fees. This past year, Wyndham Rewards became the first major loyalty program to include vacation ownership and vacation rental properties, adding more than 20,000 options to its redemption portfolio.

“Mike has proven success in effectively connecting hotel customers and loyalty program members with the vacation ownership experience — a strategic priority here at Wyndham as we continue weaving Wyndham Rewards as the ‘blue thread’ tying our hospitality portfolio together,” continued Holmes.

A Continued Focus on Innovation

Brown joins an industry-leading organization that has been a pioneer in hospitality for more than 50 years — first as one of the original providers of vacation ownership, and as an innovator of products and services that set the pace for the industry. Wyndham Vacation Ownership revolutionized the industry with an entirely points and credits-based offering, which has now become the standard across the industry. In recent years, Wyndham ramped up expansion into more urban markets based on the changing travel patterns of its owners — a pioneering move in the industry that others have followed.

Wyndham also introduced its Ovation by Wyndham exit program — another industry first that recognizes long-term owners who have enjoyed their ownership, but whose needs have changed, providing opportunities to gracefully bow out when they feel the time is right.

Shared Values to Drive Results

From the inclusive environment created for its approximately 18,000 global associates, to more than 27 million square feet of rainforest preserved, to the many volunteer and philanthropic campaigns, Wyndham Vacation Ownership has aligned its operations with a responsible approach tailored to the many local communities where it operates.

These efforts are reflected as part of Wyndham Worldwide’s recognition as one of the world’s Most Ethical Companies by Ethisphere; as a global industry leader on the Dow Jones Sustainability Index; and among the Top 50 Companies for Diversity by Diversity Inc.

At HGV, Brown championed responsible business practices, including serving as the inaugural executive sponsor of the organization’s Diversity and Inclusion Council.

“Wyndham has always been a value-driven organization, focused on delivering great experiences for owners and results for our shareholders by doing business in a responsible way we all can be proud of,” added Holmes. “Our culture continues to be an important driver of our success. Mike shares these values as we continue serving the needs of our growing owner base and make travel more accessible and more memorable than any other hospitality company in the world.”

About Wyndham Vacation Ownership

Wyndham Vacation Ownership, a member of the Wyndham Worldwide family of companies, is the world’s largest vacation ownership business, as measured by the number of vacation ownership resorts, individual vacation ownership units and owners of vacation ownership interests.  Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its seven primary consumer brands, CLUB WYNDHAM®, WorldMark® by Wyndham, CLUB WYNDHAM ASIA®, WorldMark South Pacific Club by Wyndham, Shell Vacations Club, Margaritaville Vacation Club® by Wyndham and WYNDHAM CLUB BRASILSM.  As of December 31, 2016, we have developed or acquired 219 vacation ownership resorts in the U.S., Canada, Mexico, the Caribbean, South America and the South Pacific that represent approximately 25,000 individual vacation ownership units and over 887,000 owners of vacation ownership interests. Wyndham Vacation Ownership is headquartered in Orlando, Fla., and is supported by approximately 18,000 associates globally.

About Wyndham Worldwide

Wyndham Worldwide (NYSE: WYN) is one of the largest global hospitality companies, providing travelers with access to a collection of trusted hospitality brands in hotels, vacation ownership, and unique accommodations including vacation exchange, holiday parks, and managed home rentals. With a collective inventory of nearly 130,000 places to stay across more than 110 countries on six continents, Wyndham Worldwide and its 38,000 associates welcomes people to experience travel the way they want. This is enhanced by Wyndham Rewards®, the Company’s re-imagined guest loyalty program across its businesses, which is making it simpler for members to earn more rewards and redeem their points faster. For more information, please visit www.wyndhamworldwide.com.

Contacts:

Media:
Wyndham Worldwide
Michael Valentino, 973-753-8372
michael.valentino@wyn.com

Wyndham Vacation Ownership
Elena Norman, 470-626-5146
elena.norman@wyn.com